SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

October 24, 2006

Date of Report (Date of earliest event reported)

CITIZENS HOLDING COMPANY

(Exact name of the registrant as specified in its charter)

MISSISSIPPI	001-15375	64-0666512
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

521 Main Street, Philadelphia, Mississippi	39350
(Address of principal executive office)	(Zip Code)

(601) 656-4692

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01 Other Events.

On October 27, 2006, Citizens Holding Company (the “Company”) issued a press release announcing that the Board of Directors of The Citizens Bank of Philadelphia, Mississippi, the Company’s 97.86 percent-owned subsidiary (the “Bank”), at a meeting held on October 24, 2006, declared a 1-for-1,000 reverse stock split, to be effective on January 1, 2007. The Bank will pay cash in lieu of any fractional shares in an amount equal to the fair market value of such fractional share as determined by a certified independent appraisal. The Bank expects to pay approximately $2.99 million for such fractional shares on January 1, 2007, which cash will be drawn from available cash on hand. The Company does not anticipate that the cash paid to redeem fractional shares will materially affect the Company’s ability to pay dividends to its shareholders.

In connection with the reverse stock split, the Board of Directors of the Bank has determined to amend the Bank’s Articles of Incorporation to reduce the number of authorized shares of the Bank’s common stock from 120,000 shares to 120 shares. This amendment will be submitted for the approval of the Bank’s shareholders at a special meeting to be held on December 19, 2006. The record date for such special meeting is the close of business on November 7, 2006. As a result of the reverse stock split, the Bank will become a wholly-owned subsidiary of the Company.

A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release, dated October 27, 2006, issued by Citizens Holding Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS HOLDING COMPANY

BY:	/s/ Robert T. Smith
Robert T. Smith
Treasurer and Chief Financial Officer

DATE: October 27, 2006

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated October 27, 2006, issued by Citizens Holding Company.